EXHIBIT 4.1

                   COMMON STOCK AND WARRANT PURCHASE AGREEMENT

      COMMON STOCK AND WARRANT PURCHASE AGREEMENT (this "Agreement") made as of the 16th day of February, 2001 by and among EP MEDSYSTEMS, INC. (the "Company") and the entities listed on Schedule I hereto (each, a "Purchaser" and collectively, the "Purchasers").

                                    RECITALS

      WHEREAS, the Company desires to issue and sell to the Purchasers (i) an aggregate of 1,625,000 shares of its authorized but unissued Common Stock (as defined in Section 1.1) and (ii) warrants to purchase an aggregate of 812,500 shares of Common Stock; and

      WHEREAS, each Purchaser desires to purchase that number of shares of Common Stock and warrants shown next to its name on Schedule I hereto, all upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:

      SECTION 1. SALE AND PURCHASE OF COMMON STOCK AND WARRANTS; CLOSING

            1.1 Subscription, Sale and Purchase.

                  (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined) the Company agrees to issue, sell and deliver to the Purchasers, and the Purchasers agree to purchase from the Company, an aggregate of (i) 1,625,000 shares of the Company's Common Stock, $.001 stated value per share (the "Common Stock") and (ii) warrants to purchase an aggregate of 812,500 shares of Common Stock (the "Warrants" and together with the Common Shares, the "Securities"). Hereinafter, "Common Shares" means the shares of Common Stock purchased by the Purchasers hereunder.

                  (b) The quantity and purchase price for the Securities to be purchased by each Purchaser is as set forth on Schedule I hereto (the "Purchase Price").

            1.2 Closing.

                  (a) The closing of the issuance and sale of the Securities to the Purchasers hereunder shall occur in such location and manner (i.e., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties may mutually agree. As used herein "Closing" shall mean the closing of the issuance and sale of the Securities to the Purchasers hereunder and the "Closing Date" shall mean the date on which such Closing takes place. The Closing Date shall be the fifth (5th) business day following approval by the Company's shareholders of the issuance and sale of the Securities to the Purchasers pursuant to this Agreement; provided, however, in no event shall the Closing Date be after April 30, 2001.

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                  (b) At the Closing (or within three (3) business days after the Closing Date), against satisfaction or waiver of each of the conditions set forth in Sections 4 and 5, the Company shall deliver to each Purchaser (i) stock certificates representing the Common Stock to be purchased by each such Purchaser, duly executed by the Company, registered in each such Purchaser's name (or the name of its nominee), free of all restrictive and other legends (other than the legend specified in Section 8.2 and otherwise in form for good delivery) and (ii) a Warrant for Warrant Shares (as defined in the Warrant), all in the quantities set forth in Schedule I. At the Closing, against such delivery of said stock certificates and Warrants (or evidence satisfactory to the Purchasers that the stock certificates and Warrants will be delivered to the Purchasers within three (3) business days after the Closing Date) and subject to the satisfaction or waiver of each of the conditions set forth in Sections 4 and 5, the Purchasers will deliver to the Company, by wire transfer to a bank in the United States specified by the Company for the account of the Company, funds in an amount equal to the Purchase Price for the Securities being purchased hereunder. The Purchase Price shall be allocated based on $1.99 per Common Share and $.02 per Warrant Share.

            1.3 Nature of Obligations. The Company shall not be obligated to issue and sell less than those Securities specified on Schedule I to each Purchaser opposite its name. In committing to purchase the Securities under this
Section 1, each Purchaser is contracting severally (and not jointly) to purchase only the number of Securities specified on Schedule I opposite its name. No Purchaser shall be obligated to purchase any Securities unless all of the Securities to be purchased by it as shown on Schedule I are tendered for purchase. The Company shall pay all costs and expenses (i) incurred by it in connection with this Agreement and contemplated transaction and (ii) provided the Purchase Price for the Securities being purchased by Cardiac Capital, LLC is received on or before the close of business April 30, 2001, the costs and expenses of Cardiac Capital, LLC and its legal counsel in connection with this Agreement and the contemplated transactions incurred through the date hereof, up to an aggregate of $10,000.

      SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to each Purchaser as follows:

            2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority, and all necessary licenses and permits, to own and lease its properties and assets and to conduct its business as now conducted. Each subsidiary as referred to in the Company Reports (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, and all necessary licenses and permits, to own and lease its properties and assets and to conduct its business as now conducted. The Company and its subsidiaries are each qualified to do business as a foreign corporation and are in good standing in all states where the conduct of their respective businesses or their ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Company's and the subsidiaries' business, properties, assets, operations or condition (financial or otherwise), taken as a whole.

            2.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement required to be executed and delivered by it pursuant to this Agreement (collectively, the "Company Agreements") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, and each other Company Agreement have been duly authorized by all requisite corporate


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action, and this Agreement has been duly executed and delivered by the Company and constitutes (and, when executed and delivered against payment therefor as contemplated herein, each other Company Agreement will constitute) the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

            2.3 No Conflict with Law or Documents. The execution, delivery and performance of this Agreement or any Company Agreement by the Company, the issuance of the Common Shares sold hereunder, the issuance of the Warrant Shares upon exercise of the Warrants and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not violate any provision of law, any rule or regulation of any governmental authority, or any judgment, decree or order of any court binding on the Company and, do not and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties, assets or outstanding stock of the Company under its Amended and Restated Certificate of Incorporation or By-Laws, or any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under any such indenture, mortgage, lease, agreement or other instrument as would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries' business, properties, assets, operations or condition (financial or otherwise) taken as a whole).

            2.4 Capital Stock of Company.

                  (a) The authorized capital stock of the Company consists of:
(i) 5,000,000 shares of preferred stock of the Company, no par value per share, of which no shares are issued and outstanding; and (ii) 25,000,000 shares of Common Stock, no par value, $.00l stated value per share, of which 12,023,167 shares are issued and outstanding as of the date hereof (excluding the offering contemplated hereunder) and all such outstanding shares (including the offering contemplated hereunder) are validly issued, fully paid and nonassessable, (iii) 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's 1995 Long Term Incentive Plan , (iv) 360,000 shares of Common Stock reserved for issuance pursuant to the Company's 1995 Director Option Plan, and (v) 1,167,000 shares of Common Stock reserved for issuance pursuant to existing non-plan stock options; of which with respect to the 1995 Long Term Incentive Plan, the 1995 Director Option Plan and other non-plan stock options, an aggregate of 1,162,560 options have been granted and are outstanding as of December 31, 2000. A further 362,250 shares of Common Stock are reserved for issuance pursuant to outstanding warrants issued pursuant to that certain Common Stock and Warrant Purchase Agreement dated as of August 31, 1999, as subsequently amended.

                  (b) There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law or the Amended and Restated Certificate of Incorporation or By-Laws of the Company or by agreement or otherwise. Except as set forth in this
Section 2.4, there are no outstanding subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the Company, or obligating the Company to issue, any shares of capital stock of the Company or any securities convertible into or exchangeable for such shares.

            2.5 Valid Issuance of the Securities. The Securities when issued, sold and delivered to each Purchaser in accordance with this Agreement will be duly and validly issued, fully paid and non-


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

assessable. There are no New Jersey state or city taxes, fees or other charges payable in connection with the execution or delivery of the Company Agreements or the Securities.

            2.6 Consents and Approvals. Except for filings under Federal and applicable state securities laws, no permit, consent, approval or authorization of, or declaration to or filing with, any federal, state, local or foreign governmental or regulatory authority or other person, not made or obtained, other than the filing with, and approval of, the NASDAQ National Market System ("NASDAQ") with respect to the listing of the Securities which will be made prior to Closing and the filing of any registration statement which may be filed pursuant to the Registration Rights Agreement, is required in connection with the execution or delivery of this Agreement or any Company Agreement by the Company, the offer, issuance, sale or delivery of the Securities, or the carrying out by the Company of the other transactions contemplated hereby. The issuance and sale by the Company of the Securities as contemplated hereby will not require compliance with the notification or other requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, nor require any action by or approval of the Company's shareholders as such or of any other individual or entity which has not already been obtained.

            2.7 Private Offering. Assuming the accuracy of the Purchasers' representations and warranties contained in Section 3 herein, the offer, issuance and delivery to the Purchasers' pursuant to the terms of this Agreement of the Securities and, assuming compliance by the Purchasers with the terms of this Agreement and applicable law, the Securities, are exempt from registration under the Securities Act.

            2.8 Certificate of Incorporation and By-Laws. The copies of the Company's Amended and Restated Certificate of Incorporation and By-Laws, as amended, in the form made available to the Purchasers are true and correct copies of such documents and are in full force and effect.

            2.9 SEC Filings. The Company has delivered to the Purchasers, or has made available, prior to the date hereof true and correct copies of (i) its Annual Report on Form 10-KSB for its year ended December 31, 1999 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; (ii) all other reports and documents filed with the Securities and Exchange Commission (the "SEC") since January 1, 2000; and (iii) certain other internal Company financial books and records . All documents described in this Section 2.9 are hereinafter referred to as the "Company Reports." The Company has made all filings required to be made by it under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the securities laws of any state, and any rules and regulations promulgated thereunder. The Company's reports and other documents filed with the SEC pursuant to the Exchange Act conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of such documents contained any untrue statement of material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company is currently eligible to utilize a registration statement on Form S-3 with respect to the registration of the Registrable Securities (as defined in the Registration Rights Agreement) required by Section 1.2 of the Registration Rights Agreement contemplated by
Section 4.8 hereof.

            2.10 Litigation. Except as set forth in the Company Reports, there is no pending or, to the knowledge of the Company, threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation questioning the validity of this Agreement or the


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

transactions contemplated hereby, or affecting in any material adverse respect the Company and its subsidiaries, taken as a whole.

            2.11 Compliance with Laws. The Company and each subsidiary is in compliance with all laws, ordinances, rules and regulations of governmental authorities applicable to or affecting it, its properties or its business, except where non-compliance would not have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, and neither the Company nor any subsidiary has received written notice of any claimed default with respect to such laws, ordinances, rules and regulations.

            2.12 Financial Statements.

                  (a) (i) The audited consolidated balance sheets and shareholders' equity of the Company and its subsidiaries as of December 31, 1999 and 1998, and (ii) the audited consolidated statements of income and cash flow of the Company and its subsidiaries, for the two years ended December 31, 1999 and 1998, together with the notes thereto, copies of all of which have heretofore been furnished to the Purchasers, or have been made available, in each case, present fairly in all material respects the consolidated financial position of the Company and its subsidiaries at such dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended, in conformity with generally accepted accounting principles, consistently applied ("GAAP"). The audited consolidated balance sheet dated December 31, 1999 is referred to herein as the "Balance Sheet".

                  (b) Except as set forth on Schedule 2.12(b) attached hereto, since December 31, 1999 (the "Balance Sheet Date"), there has been no material adverse change in the business, properties, assets, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

            2.13 Assets. The Company and each subsidiary has good and marketable title to all of the real and personal properties and assets reflected on the Balance Sheet as being owned by the Company or such subsidiary at the Balance Sheet Date, except for properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date or that are not material to its business.

            2.14 Tax Matters. The Company and each subsidiary has filed all U.S. Federal, state, local, foreign and other tax returns which were required to be filed on or before the date hereof and has paid all taxes which have become due and payable. All such reports and returns (copies of which have been made available to the Purchasers) were materially accurate and complete when filed and reflect all taxes required to be paid by the Company and its subsidiaries for the periods reported therein. No tax returns or reports of the Company or any subsidiary are or ever have been under audit except as set forth on Schedule
2.14 attached hereto.

            2.15 Patents, Trademarks, Proprietary Rights.

                  (a) To the Company's knowledge, each of the Company and its subsidiaries owns or has the right to use all of the Intellectual Property Rights (as defined below), except where such failure would not have a material adverse effect on the business, properties or assets of the Company and its subsidiaries, taken as a whole. For purposes of this Agreement, "Intellectual Property Rights" means all patents, copyrights, trademarks, service marks, trade names, permits, trade secrets, computer


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programs, software designs and related materials and other intellectual property that are used by the Company or a subsidiary and are material to the conduct of the Company's or a subsidiary's business.

                  (b) To the Company's knowledge, the Company's and each subsidiary's use and enjoyment of the Intellectual Property Rights do not violate any license or conflict with or infringe the intellectual property rights of others in a manner which would materially and adversely affect the business, assets, properties, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

            2.16 Insurance. All the insurable properties of the Company and the subsidiaries are insured for the benefit of the Company and the subsidiaries against all risks usually insured against by persons operating similar properties in the locality where such properties are located under valid and enforceable policies issued by insurance companies of recognized responsibility in reasonably sufficient amounts.

            2.17 Use of Proceeds. The proceeds from the sale of the Securities will be used by the Company for working capital purposes including research and development expenses.

            2.18 Environmental Compliance.

                  (a) Neither the Company nor any subsidiary has generated, stored, treated, discharged or disposed of any hazardous substances or hazardous waste in violation of any applicable law or regulation, nor is the Company or any subsidiary aware of any allegations that any such violations have occurred. Neither the Company nor any subsidiary is aware of any claims, investigations, litigation or administrative proceedings, whether actual or threatened, against the Company or any subsidiary relating to any environmental contamination of any property owned, used or leased by any of them or arising out of any alleged violation of any environmental law or regulation.

                  (b) To the Company's knowledge, none of the real property owned and/or occupied by the Company or any subsidiary has ever been used by previous owners and/or operators to generate, manufacture, refine, transport, treat, store, handle or dispose of "Hazardous Substances" or "Hazardous wastes," as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., or applicable state and local laws, or any regulations issued under any such laws.

            2.19 Minute Books. The minute books of the Company and its subsidiaries heretofore made available for inspection by the Purchasers contain summaries of all meetings of directors and shareholders since the incorporation of the Company or such subsidiary, as applicable, and reflect accurately in all material respects all transactions referred to in such minutes or records.

            2.20 Labor Agreements and Actions. Neither the Company nor any subsidiary thereof is bound by or subject to, any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company or any such subsidiary thereof. There is no strike or other labor dispute involving the Company or any subsidiary thereof pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, nor is the Company aware of any labor organization activity involving any of the employees of the Company or any subsidiary thereof.


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

            2.21 Company Status. The Company has registered its Common Stock pursuant to Section 12(g) of the Exchange Act, is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of its Common Stock on NASDAQ, and such Common Stock is currently listed and traded on NASDAQ subject to NASDAQ acknowledgment and acceptance of the listing application and its receipt of the listing fee for the Securities being issued hereunder.

            2.22 No Directed Selling Efforts or General Solicitation in Regard to this Transaction. The Company has not conducted any general solicitation (as that term is used in Regulation D) with respect to any of the Securities, nor has it made any offers or sales of any Securities or solicited any offers to buy any Securities, under circumstances that would require registration of the Securities under the Securities Act.

            2.23 Third Party Consents; Business Not in Violation. The Company has obtained from third parties all consents necessary to consummate the transactions contemplated hereby and by the other Company Agreements. The business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations or potential violations which either individually or in the aggregate do not and will not have a material adverse effect on the Company and the subsidiaries business, properties, assets, operations or condition (financial or otherwise) taken as a whole.

            2.24 No Integration. Neither the Company nor any of its subsidiaries nor any person acting on the Company's behalf has, directly or indirectly, at any time within the past six (6) months made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would
(i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the National Association of Securities Dealers ("NASD"), as applicable.

            2.25 Investment Company. The Company is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            2.26 Permits. Each of the Company and its subsidiaries possesses all franchises, certificates, licenses, authorizations and permits or similar authority necessary to conduct its business as described in the SEC Reports except where the failure to possess such permits would not, individually or in the aggregate, have a material adverse effect on the Company or its subsidiaries, or their businesses, properties, assets, operations or condition (financial or otherwise) taken as a whole ("Material Permits"), and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

            2.27 Company Board of Director Action. The Board of Directors of the Company at a meeting duly called and held has by the requisite vote of all directors present (i) determined that the issuance and sale of Securities to the Purchasers pursuant to this Agreement is advisable and in the best interests of the Company and its shareholders and (ii) resolved to recommend the approval of the issuance and sale of Securities to the Purchasers pursuant to this Agreement by the shareholders of the


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Company and directed that such issuance and sale be submitted for consideration by the shareholders of the Company at the Special Meeting (defined below).

            2.28 Full Disclosure. The representations and warranties of the Company set forth in this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

      SECTION 3. PURCHASERS' REPRESENTATIONS AND WARRANTIES

      The Purchasers understand that the sale to them of the Securities will not be registered under the Securities Act, on the grounds that the sales provided for in this Agreement are exempt pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under Section 4(2) of the Securities Act, and that the reliance of the Company on such exemptions is predicated in part on the Purchasers' representations, warranties, covenants and acknowledgments set forth in this Section 3.

            3.1 Principal Place of Business. Each Purchaser represents and warrants to the Company that the address of its principal place of business or residence is as set forth on Schedule I hereto.

            3.2 Purchase Without View to Distribute. Each Purchaser represents and warrants to the Company that the Securities to be purchased by it are being acquired by such Purchaser for its own account, not as a nominee or agent, and not with a view to resale or distribution within the meaning of the Securities Act, and the rules and regulations thereunder, and such Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose any of the Securities in violation of the Securities Act or any applicable state securities laws.

            3.3 Restrictions on Transfer. Each Purchaser (i) acknowledges that the Securities are "Restricted Securities" under the Federal securities laws and are not registered under the Securities Act, (ii) acknowledges that the Securities to be acquired by it must be held indefinitely by it unless they are subsequently registered under the Securities Act or an exemption from registration is available, (iii) is aware that any routine sales under Rule 144 of the SEC under the Securities Act of Securities may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, (iv) is aware that Rule 144 is not presently available for use by the Purchaser for resale of any such Securities and (v) is aware that, except as provided in Section 4.8 herein, the Company is not obligated to register under the Securities Act any sale, transfer or other disposition of the Securities.

            3.4 Access to Information. Each Purchaser confirms that the Company has made available to it the opportunity to ask questions of and receive answers from the Company's officers and directors concerning the terms and conditions of the offering and the business and financial condition of the Company and its subsidiaries, and to acquire, and such Purchaser has received to its satisfaction, such additional information, in addition to that set forth herein, about the business and financial condition of the Company and its subsidiaries and the terms and conditions of the offering as it has requested.

            3.5 Additional Representations of the Purchaser. Each Purchaser represents and warrants that (i) it is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act, (ii) its financial situation is such that it can afford to bear the economic risk of holding the Securities for an indefinite period of time and suffer complete loss of its investment in the Securities, (iii)


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its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase of the Securities as contemplated by this Agreement, (iv) it has all requisite power and authority to execute, deliver and perform this Agreement, (v) and the purchase of the Securities by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and binding obligation of such Purchaser, and is enforceable against such Purchaser in accordance with its terms, and (vi) it has no contract, arrangement or understanding with any broker, finder of similar agent with respect to the transactions contemplated by this Agreement.

            3.6 Legends. Each Purchaser understands that the certificates evidencing the Common Shares shall bear the legend set forth in Section 8.2 herein.

      SECTION 4. CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATIONS

      Each Purchaser's obligation to purchase and make payment for the Securities subscribed for hereunder by it on the Closing Date is subject, at its option, to the satisfaction of each of the following conditions:

            4.1 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 2 hereof shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date, and the Company shall have so certified to the Purchasers in writing.

            4.2 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Company shall have so certified to the Purchasers in writing.

            4.3 Opinion of Counsel to the Company. On the Closing Date, the Purchasers shall have received an opinion from counsel for the Company, dated the Closing Date, which shall be in a form reasonably acceptable to the parties.

            4.4 Proceedings; Certified Copies. All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, and all documents incident thereto, shall be satisfactory in form and substance to the Purchasers. The Purchasers shall have received such certified copies or other copies of such documents as they may reasonably request.

            4.5 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

            4.6 No Material Adverse Change. There shall have been no material adverse change since the Balance Sheet Date, except as set forth on Schedule 2.12(b) attached hereto, in the business, properties, assets, operations, or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.


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            4.7 Blue Sky Compliance. The Company shall have complied with all applicable requirements of federal and state securities or "blue sky" laws with respect to the issuance of the Securities sold at the Closing.

            4.8 Registration Rights Agreement. The Company shall have executed and delivered a Registration Rights Agreement in the form attached hereto as Exhibit A.

            4.9 Warrant. The Company shall have executed and delivered a Warrant in the form attached hereto as Exhibit B.

            4.10 NASDAQ Listing. The Securities shall have been approved for listing on NASDAQ subject to NASDAQ's official notice of issuance of the Securities.

            4.11 Company Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of stock of the Company present or represented at a meeting at which a quorum is present in favor of this Agreement and the issuance of the Securities to the Purchasers in connection with this Agreement shall have been obtained.

            4.12 Fairness Opinion. The Board of Directors of the Company shall have received from Tucker Anthony Incorporated a written opinion (the "Fairness Opinion"), dated as of or immediately prior to the date of submission of the preliminary Proxy Statement to the SEC, to such Board satisfactory in form and substance to such Board, to the effect that the price to be paid by the Purchasers for the Securities is fair to the Public Shareholders from a financial point of view.

            4.13 Cardiac Capital Participation. It is a condition precedent to the obligation of the Purchaser other than Cardiac Capital, LLC to purchase the Securities that Cardiac Capital, LLC shall have complied with its obligations hereunder. Cardiac Capital, LLC's obligations hereunder are not subject to the precondition that the Purchaser other than Cardiac Capital shall have complied with its obligations hereunder.

      SECTION 5. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

      The Company's obligation to sell the Securities subscribed for by the Purchasers on the Closing Date is subject, at the Company's option, to the satisfaction of each of the following conditions:

            5.1 Representations and Warranties. On the Closing Date, the representations and warranties contained in Section 3 hereof shall be true and correct in all material respects with the same effect as though made on and as of the Closing Date and the Purchasers shall have so certified to the Company in writing.

            5.2 Performance. All the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Purchasers shall have so certified to the Company in writing.

            5.3 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated hereby or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

            5.4 Company Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of stock of the Company present or represented at a meeting at which a quorum is present in favor of this Agreement and the issuance of the Securities to the Purchasers in connection with this Agreement shall have been obtained.

            5.5 Fairness Opinion. The Board of Directors of the Company shall have received from Tucker Anthony Incorporated the Fairness Opinion, dated as of or immediately prior to the date of submission of the preliminary Proxy Statement to the SEC.

            5.6 Cardiac Capital Participation. It is a condition precedent to the obligation of the Company to sell the Securities to the Purchasers that Cardiac Capital, LLC shall have complied with its obligations hereunder.

      SECTION 6. COVENANTS OF THE COMPANY PRIOR TO CLOSING

            6.1 Operation of Business in Ordinary Course. Prior to the Closing, the Company and each subsidiary will operate its business only in the usual and normal course.

            6.2 Conditions Precedent. The Company and the Purchasers shall use their best efforts to cause the conditions specified in Sections 4 and 5 to be satisfied by the Closing Date.

            6.3 Special Company Meeting. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a special meeting of the shareholders of Company ("Special Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement and approving the issuance and sale of Securities to the Purchasers pursuant to this Agreement. Subject to the receipt by the Board of Directors of the Company of the Fairness Opinion as contemplated by Paragraphs 4.12 and 5.5 herein, the Board of Directors of the Company will recommend that the shareholders of the Company vote in favor of this Agreement and such issuance and sale at the Special Meeting and any related proposals.

            6.4 Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare a proxy statement relating to the actions to be voted on at the Special Meeting (the "Proxy Statement"), file it with the SEC, use its best efforts to respond to all comments of the staff of the SEC and clear the Proxy Statement with the staff of the SEC. Promptly after such clearance, the Company shall mail the Proxy Statement to all holders of record of Company stock who are holders on the record date for the Special Meeting.

      SECTION 7. COVENANTS OF THE PARTIES AFTER CLOSING

            7.1 Rule 144. The Company covenants that (i) the Company will use its best efforts to comply with the current public information requirements of Rule 144 (c) (1) under the Securities Act; and (ii) at all such times as Rule 144 is available for use by the holders of the Securities, the Company will furnish each such holder upon request with all information within the possession of the Company required for the preparation and filing of Form 144.

            7.2 Inspection. From the Closing Date and for as long as each Purchaser owns 5% or more of the outstanding Common Stock, upon reasonable advance written notice, the Company and each subsidiary shall permit such Purchaser, at its expense, to visit and inspect the properties of the Company and each of its subsidiaries during normal business hours, and to discuss its affairs, finances, and accounts with its executive officers in each case for any purpose reasonably related to such Purchaser's investment in the Company, provided that such Purchaser shall agree not to disclose any confidential information received as a result thereof. Any such Purchaser is authorized to disclose to any one or more of the other Purchasers any information it discovers as a result of such inspections, provided such other Purchaser agrees not to disclose any confidential information received. The rights set forth in this Section 7.2 shall be in addition to and not in lieu of the rights of inspection that any holder of Securities may have under applicable law.

            7.3 Waivers' Consents, Etc. Compliance with any of the covenants in this Section 7 may be waived, either generally or in the particular instance, and any consent required thereunder may be given, by holders of Common Shares sufficient to consent to an amendment to this Agreement under Section 10.8.

            7.4 Filing of Current Report on Form 8-K. On or before the second business day following the Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transaction consummated at the Closing.

            7.5 Form D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof toeach Purchaser promptly after such filing.

            7.6 Right to designate member to Board of Directors. Subject to compliance with the New Jersey Business Corporation Act, the Company's Certificate of Incorporation, the Company's Bylaws and applicable law, from the Closing Date and for as long as Cardiac Capital, LLC owns 400,000 or more of the outstanding Common Stock, or securities convertible into 400,000 shares of Common Stock, or a combination thereof, upon reasonable advance written notice, the Company shall, at the request of Cardiac Capital, LLC, promptly use its best efforts to take all actions necessary to cause the Company's Board of Directors to include one representative nominated by Cardiac Capital, LLC, including, without limitation, by accepting the resignation of an incumbent director or increasing the number of members of the Board of Directors in accordance with the Company's Bylaws to enable Cardiac Capital, LLC's designee to be elected or appointed to serve on the Company's Board of Directors. The parties hereto agree that Cardiac Capital may assign this right to Rollins Investment Fund, without the consent of the Company.

      SECTION 8. COMPLIANCE WITH SECURITIES ACT; RESTRICTIONS ON TRANSFERABILITY
                 OF COMMON SHARES.

            8.1 Compliance with Securities Act. The Common Shares shall not be transferable, except upon the conditions specified in this Section 8, which conditions are intended to insure compliance with the provisions of the Securities Act and applicable state securities laws in respect of any such transfer.

            8.2 Restrictive Legend. Each certificate representing the Common Shares and any shares of Common Stock or other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation, similar event, shall (unless otherwise permitted by the provisions of Section 8.4 below) be stamped or otherwise imprinted with the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND THE TRANSFERABILITY HEREOF

      IS SUBJECT TO THE PROVISIONS OF A COMMON STOCK AND WARRANT PURCHASE AGREEMENT BY AND AMONG EP MEDSYSTEMS, INC. AND THE PURCHASERS LISTED ON
      SCHEDULE I THERETO."

            8.3 Restrictions on Transferability. Until the Common Shares are registered under the Securities Act, the Company shall not be required to register the transfer of the Common Shares on the books of the Company unless the Company shall have been provided with an opinion of counsel reasonably satisfactory to it prior to such transfer to the effect that registration under the Securities Act or any applicable state securities law is not required in connection with the transaction resulting in such transfer. Each certificate for Common Shares issued upon any transfer as above provided shall bear the restrictive legend set forth in Section 8.2 above, except that such restrictive legend shall not be required if the opinion of counsel reasonably satisfactory to the Company referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the Securities Act and any applicable state securities law.

            8.4 Termination of Restrictions on Transferability. The conditions precedent imposed by this Section 8 upon the transferability of the Common Shares shall cease and terminate as to any of the Common Shares when (i) such securities shall have been registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement covering such securities, or (ii) at such time as an opinion of counsel satisfactory to the Company shall have been rendered as required pursuant to the second sentence of Section 8.3 to the effect that the restrictive legend on such securities is no longer required, or (iii) when such securities are transferable in accordance with the provisions of Rule 144 (k) promulgated under the Securities Act and
Section 8.3 above. Whenever the conditions imposed by this Section 8 shall terminate as hereinabove provided with respect to any of the Common Shares, the holder of any such securities bearing the legend set forth in this Section 8 as to which such conditions shall have terminated shall be entitled to receive from the Company, without expense (except for the payment of any applicable transfer tax) new stock certificates not bearing such legend.

      SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      All representations and warranties made herein and in the certificates delivered pursuant hereto are made as of the date hereof and shall survive the execution and delivery of this Agreement and the issuance and sale of the Securities hereunder for a period of one year.

      SECTION 10. MISCELLANEOUS.

            10.1 Owner of Common Shares. The Company may deem and treat the person in whose name the Securities are registered as the absolute owner thereof for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

            10.2 Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of the respective successors, executors, personal representatives, heirs, and permitted assigns of each of the parties hereto.

            10.3 Broker or Finder. Each party to this Agreement represents and warrants that, to the best of its knowledge, no broker or finder has acted for such party in connection with this Agreement or the transactions contemplated by this Agreement and that no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by such party. The Company shall indemnify each Purchaser against, and hold it harmless from, any liability, cost, or expense (including reasonable attorneys' fees and expenses) resulting from any agreement, arrangement, or understanding made by the Company, and each Purchaser shall indemnity the Company against, and hold the Company harmless from, any liability, cost, or expense (including reasonable attorneys fees and expenses) resulting from any agreement, arrangement, or understanding made by such Purchaser with any third party, for brokerage or finder's fees or other commissions in connection with this Agreement or any of the transactions contemplated hereby.

            10.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

            10.5 Notice. Any notice or other communications required or permitted hereunder shall be deemed given when delivered personally, or upon receipt by the party entitled to receive the notice when sent by registered or certified mail, postage prepaid, or by a recognized national overnight courier service addressed as follows or to such other address or addresses as may hereafter be furnished in writing by notice similarly given by one party to the other:

                    To the Company:      EP MedSystems, Inc.
                                         100 Stierli Court, Suite 107
                                         Mount Arlington, NJ 07856
                                         Attention: David Jenkins, President

                    To any Purchaser:    At its address set forth on Schedule I
                                         hereto and, if to Cardiac Capital, LLC
                                         with a required copy of such notice to:
                                         Rollins Investment Fund
                                         2170 Piedmont Road, N.E.
                                         Atlanta, GA  30324
                                         Attention: Joe M. Young

Notice to any holder of Securities other than a Purchaser shall be given in a like manner to such holder at the address reflected in the Company's records.

            10.6 Full Agreement. This Agreement, together with the Securities and the Exhibits and Schedules attached hereto or delivered herewith, and any other documents delivered herewith, sets forth the entire understanding of the parties with respect to the transactions contemplated hereby.

            10.7 Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be considered a part hereof.

            10.8 Amendment. This Agreement may be modified, amended or changed only with the written consent of the Company and the holders of at least 75.0% of the Common Shares then outstanding.

            10.9 Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall be deemed to be disclosed with respect to any other paragraph or section (whether or not an explicit cross-reference appears) should the existence of such fact or item or its contents be relevant to that other paragraph or section.

            10.10 Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument upon delivery, by telefax or otherwise, of all counterparts to all parties hereto.

                            [signature page follows]

      IN WITNESS WHEREOF, each of the parties hereto has fully executed this Agreement on the date first set forth above.

                                  EP MEDSYSTEMS, INC.

                                  By: /s/ Joseph M. Turner
                                  ---------------------------------
                                  Name:  Joseph M. Turner
                                  Title: Chief Financial Officer


                                  PURCHASERS:

                                  CARDIAC CAPITAL, LLC.

                                  By: Rollins Investment Fund, Manager

                                  By: /s/ R. Randall Rollins
                                  -----------------------------------
                                  Name: R. Randall Rollins
                                  Title: General Partner


                                  TEXADA TRUST

                                  By: /s/ Jerome J. Klawitter
                                  ----------------------------------
                                  Name: Jerome J. Klawitter
                                  Title: Trustee

                                   SCHEDULE I

=====================================================================================
PURCHASER                                  NUMBER OF     NUMBER OF    PURCHASE PRICE
                                            COMMON        WARRANT
                                            SHARES        SHARES
=====================================================================================
Cardiac Capital, LLC                       1,500,000      750,000      $3,000,000
Attention:  Manager
c/o David A. Jenkins
100 Stierli Court, Suite 107
Mt. Arlington, N.J. 07856
-------------------------------------------------------------------------------------

Texada Trust
3 Humboldt Lane                              125,000       62,500        $250,000
Austin, Texas 78746
Attention: Jerome J. Klawitter, Trustee
-------------------------------------------------------------------------------------

TOTAL                                      1,625,000      812,500      $3,250,000
-------------------------------------------------------------------------------------